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                                                                    Exhibit 21.1


                  Subsidiaries of Young America Holdings, Inc.


          Name               State of Incorporation    Doing Business As
          ----               ----------------------    -----------------

Young America Corporation    Minnesota                 Young America Corporation

YAC.ECOM Incorporated        Minnesota                 YAC.ECOM Incorporated